Exhibit (d)(s)(8)
AMENDMENT NO. 7 TO THE
PORTFOLIO MANAGEMENT AGREEMENT
          THIS AMENDMENT effective as of this 1st day of May, 2013 is made to the Portfolio Management Agreement (the “Agreement”) dated January 2, 2001, as amended on April 1, 2002, March 17, 2003, December 23, 2004, November 7, 2005, May 1, 2006, May 1, 2007, and January 1, 2011, by and among Massachusetts Financial Services Company, a Delaware Corporation doing business as MFS Investment Management (“Portfolio Manager”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Select Fund, a Massachusetts Business Trust (“Fund”). The Agreement is hereby amended as set forth below (together, the “Amendment”), which is effective on May 1, 2013. Capitalized terms not defined herein shall have the meaning given to them in the Agreement.
          WHEREAS, Investment Adviser, Portfolio Manager and Fund are parties to the Agreement;
          WHEREAS, the parties mutually desire to amend the Agreement as set forth herein;
          WHEREAS, the Fund has retained the Investment Adviser to render investment advisory services to the various portfolios of the Fund pursuant to an Advisory Agreement, as amended, and such Agreement authorizes the Investment Adviser to engage a subadviser to discharge the Investment Adviser’s responsibilities with respect to the investment management of such portfolios; and
          WHEREAS, the parties desire to appoint Portfolio Manager to serve as subadviser to another portfolio of the Fund;
          NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:
          1. The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.
          2. Section 2 is hereby amended by adding the following to the end of the first paragraph:
          The Portfolio Manager is authorized to open brokerage accounts on behalf of the Portfolios in accordance with Fund procedures. The Portfolio Manager is authorized to enter into futures account agreements, ISDA master agreements and related documents, and to open accounts and take other necessary or appropriate actions related thereto, in accordance with Fund procedures.
          3. The reference to Section 2(b)(5) is revised to Section 2(b)(v) and the following is hereby added after this section:

          and (vi) any other applicable laws and regulations, including without limitation, proxy voting regulations. To the extent that the Portfolio Manager engages in transactions that require segregation of assets or other arrangements, including but not limited to, options, futures contracts, short sales or borrowing transactions, the Portfolio Manager shall identify to the Fund’s Custodian those assets that are available to be segregated or “earmarked” on the Custodian’s books in accordance with the 1940 Act, if necessary, based upon trading strategies and positions the Portfolio Manager employs on behalf of the Portfolio, as well as to segregate assets, if necessary, in accordance with the 1934 Act and any other requirements of broker/dealers who may execute transactions for the Portfolio in connection therewith.
        4. Section 2(c) is hereby amended by adding the following to the end of the section:
          The Portfolio Manager shall not direct brokerage to any broker-dealer in recognition of, or otherwise take into account in making brokerage allocation decisions, sales of shares of a Portfolio or of any other investment vehicle by that broker-dealer.
        5. Section 2(e) is hereby amended by adding the following to the end of the section:
          The Portfolio Manager agrees to comply with such rules, procedures and time frames as the Fund’s custodian may reasonably set or provide with respect to the clearance and settlement of transactions for a Portfolio, including but not limited to submission of trade tickets. Any Portfolio assets shall be delivered directly to the Fund’s custodian.
        6. Section 2(f) of the Agreement and Section 2.1 in Amendment No. 5 to the Agreement dated May 1, 2006 (“Amendment No. 5”) are hereby replaced with the following:
          (f) will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Fund’s valuation procedures and/or the Registration Statement, the value of any Portfolio securities or other assets of the Portfolio for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Portfolio Manager or identifies for review by the Portfolio Manager. Such reasonable assistance shall include (but is not limited to): (i) designating and providing timely access, on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Portfolio Manager who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Board’s Valuation Committee convenes; (ii) notifying the Investment Adviser in the event that, with respect to a security that is held by the Portfolio, the application of the Portfolio Manager’s procedures used for valuing the assets held by other accounts under the management of the Portfolio Manager would result in a determination of fair value with respect to a security where a market quotation is not readily available or is deemed to be unreliable with respect to such security, including notifying the Investment Adviser of the

Amdmt No. 7 to MFS Portfolio Management Agmt	2

valuation of such assets determined under such procedures; and notifying the Investment Adviser in the event that any Portfolio security’s value does not appear to reflect corporate actions, news, significant events or such security otherwise requires review to determine if fair valuation is necessary under the Fund’s procedures (provided that the information provided by the Portfolio Manager pursuant to this section shall not include valuations provided by third-party services that value securities based upon changes in one or more broad-based indices (e.g. foreign equity security fair valuation models)); (iii) upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Portfolio; (iv) verifying pricing and providing fair valuations or recommendations for fair valuations in accordance with the Fund’s valuation procedures, as they may be amended from time to time; and (v) maintaining adequate records and written backup information with respect to the securities valuation services provided hereunder, and providing such information to the Investment Adviser or the Fund upon request. Such records shall be deemed to be Fund records. The parties to this Agreement acknowledge that although Portfolio Manager may, at the request of the Investment Adviser, provide reasonable assistance with respect to the valuation of assets of the Portfolio, the Portfolio Manager shall not be responsible for the Fund’s valuation decisions.
        7. The first sentence in Section 2.2 in Amendment No. 5 that begins “will assist the Fund....” is hereby replaced with the following:
          Will provide reasonable assistance to the Fund and the Fund’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act, including providing, upon request, notice of any relevant regulatory exams (including any relevant deficiencies) and changes to business operations that are reasonably likely to affect the services provided by Portfolio Manager under this agreement, provided that such notice will be consistent with applicable law.
        8. Section 2.3 in Amendment No. 5 is hereby replaced with the following:
          (3) will comply with the Fund’s policy on selective disclosure of portfolio holdings of the Fund (the “Selective Disclosure Policy”), as provided in writing to the Portfolio Manager and as may be amended from time to time. As such, the Portfolio Manager agrees not to trade on non-public portfolio holdings information of the Fund in a manner inconsistent with applicable federal and state securities law or applicable international law, including anti-fraud provisions of such laws, or inconsistent with any internal policy adopted by the Portfolio Manager to govern trading of its employees. Compliance with the Policy also includes the requirement of entering into confidentiality agreements that meet the minimum requirements of the Policy with certain third parties who will be receiving non-public portfolio holdings of the Fund. The Portfolio Manager will provide any such agreements to the Investment Adviser or the Fund, as amended or supplemented, only if reasonably requested by the Investment Adviser or the Fund, provided however that the Portfolio Manager may provide only those parts of the agreements that relate to ensuring conformance with the Fund’s Selective Disclosure Policy. The Portfolio Manager agrees to provide a certification with respect to compliance with the Selective Disclosure Policy as may be reasonably requested by the Fund from time to time.

Amdmt No. 7 to MFS Portfolio Management Agmt	3

        9. Section 2 is hereby amended to add the following new sections after Section 2(k):
          (l) will (i) undertake reasonable best efforts to identify each security in the Portfolio that Portfolio Manager believes is a Passive Foreign Investment Company (“PFIC”), as that term is defined in Section 1296 of the Code, and (ii) provide such information for comparison purposes to the Investment Adviser at least annually (or more often and by such date(s) as the Investment Adviser shall reasonably request). This information will be provided for informational purposes only, and does not constitute tax or accounting advice. The Portfolio Manager makes no representation or warranties (i) as to the accuracy or completeness of such information and (ii) that any particular foreign corporation would be determined by the Internal Revenue Service to be a PFIC or not a PFIC at any particular time, and has no obligation to update or supplement the information.
          (m) will adopt a written Code of Ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Fund with a copy of the Code of Ethics, together with evidence of its adoption. Within 30 days of the end of each calendar quarter during which this Agreement remains in effect, the president, a vice president, the chief compliance officer, a managing director, or other senior officer (as the Investment Adviser determines appropriate) of the Portfolio Manager shall certify to the Investment Adviser that (a) the Portfolio Manager had a Code of Ethics that complied with the requirements of Rule 17j-1 during the previous calendar quarter, (b) the Code contains procedures reasonably necessary to prevent Access Persons from violating the Code, and that (c) except as otherwise disclosed, there have been no material violations of the Code or, if a material violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Investment Adviser or the Fund, the Portfolio Manager shall permit representatives of the Investment Adviser and the Trust to examine the reports relating to the material violations (or summaries of the reports, with non-public personal information redacted) required to be made under the Code of Ethics and other records evidencing enforcement of the Code of Ethics. With respect to material violations relating to individuals providing services to the Portfolio, the Portfolio Manager shall permit Investment Adviser or the Fund to review the name and/or title of such individuals and such other information as may be reasonably agreed upon by the Portfolio Manager and the Investment Adviser and/or the Fund, provided that Investment Adviser or the Fund reasonably requests such review in writing and is subject to any additional confidentiality obligations as the Portfolio Manager may reasonably require, in addition to being subject to the confidentiality provisions of this Agreement (including Section 20).
          (n) (i) for non-U.S. class action settlements only (and for which there is an established and well-defined settlement proof-of-claims filing process), will take reasonable measures to monitor class action settlements relating to securities held by the

Amdmt No. 7 to MFS Portfolio Management Agmt	4

Portfolio and, prior to the claims filing deadline, provide to Investment Adviser a claim form (or similar documentation) for Investment Adviser’s signature, and will file such claim form on behalf of the Portfolio provided that a signed form is returned to Portfolio Manager prior to the claims filing deadline; provided, however, that the Portfolio Manager shall have no such obligation to monitor class actions or make filings with respect to transactions of the Portfolio prior to Portfolio Manager’s management of the Portfolio; (ii) for U.S. class action settlements, Portfolio Manager shall not have any obligation to monitor class action settlements or file claims on behalf of the Portfolio, but upon request by the Investment Adviser, shall research and confirm to the Investment Adviser whether the Portfolio held or traded in a particular security, on any particular day or during any particular timeframe within the term of this Agreement, as the Investment Adviser may specify, and shall provide to Investment Adviser any requested trade information (for example, a schedule of purchases and sales and/or holdings) for such security.
          (o) will provide reasonable assistance to the Investment Adviser with respect to the annual audit of the Fund’s financial statements, including, but not limited to: (i) providing broker contacts as needed for obtaining trade confirmations (in particular with respect to investments in loans (including participations and assignments) and all derivatives, including swaps); (ii) providing copies of all documentation relating to investments in loans (including participations and assignments) and derivative contracts, within a reasonable time after the execution of such documentation; (iii) providing assistance in obtaining trade confirmations in the event the Fund or the Fund’s independent registered public accounting firm is unable to obtain such confirmations directly from the brokers; and (iv) obtaining market quotations for investments (including investments in loans (including participations and assignments) and derivatives) that are not readily ascertainable in the event the Fund or the Fund’s independent registered public accounting firm is unable to obtain such market quotations through independent means.
          (p) will, on an annual basis upon request of the Investment Adviser, (i) advise the Investment Adviser if the Portfolio Manager acts as sub-adviser to another U.S. registered mutual fund that follows the same investment strategy as the Portfolio and (ii) if so, provide comparative fee information with respect to such U.S. registered mutual fund(s).
10. Section 3 is renamed to Section 3(a) and the last sentence of new Section 3(a) is hereby replaced with the following:
          The Portfolio Manager represents and warrants that it is a duly registered investment adviser under the Advisers Act and a duly registered investment adviser in all states in which the Portfolio Manager is required to be registered. The Portfolio Manager will notify the Investment Adviser immediately if any action is brought by any regulatory body which in the Portfolio Manager’s reasonable determination will likely affect that registration.

Amdmt No. 7 to MFS Portfolio Management Agmt	5

11. The following is hereby added as Section 3(b) and replaces the amended language under Section 3 in Amendment No. 5:
          (b) With respect to the disclosure respecting each Portfolio, the Portfolio Manager represents and agrees that the descriptions in the Fund’s Prospectus, as of the date of this Agreement and as of the date of any Registration Statement or supplement thereto, as furnished to the Portfolio Manager, (a) about the Portfolio’s investment goal and main investments (“Portfolio Description”) is consistent in all material respects with the manner in which the Portfolio Manager intends to manage each Portfolio, and (b) about the Portfolio’s risks (“Risk Description”) is consistent in all material respects with the risks known to the Portfolio Manager that arise in connection with the manner in which the Portfolio Manager intends to manage the Portfolio. The Portfolio Manager further agrees to notify the Investment Adviser and the Fund promptly in the event that the Portfolio Manager becomes aware that the Portfolio Description for a Portfolio is inconsistent in any material respect with the manner in which the Portfolio Manager is managing the Portfolio, and in the event that the Risk Description is inconsistent in any material respect with the risks known to the Portfolio Manager that arise in connection with the manner in which the Portfolio Manager is managing the Portfolio. In addition, the Portfolio Manager agrees to comply with the Investment Adviser’s reasonable request for information regarding the personnel of the Portfolio Manager who are responsible for the day-to-day management of a Portfolio’s assets.
        12. Section 4 is hereby amended to add the following to the end of the section and replaces the language under Section A5 in Amendment No. 4 dated November 7, 2005:
          Portfolio Manager agrees to pay to the Investment Adviser the reasonable cost of generating a prospectus supplement, which includes preparation, filing, printing, and distribution (including mailing) of the supplement, if the Portfolio Manager makes any changes that require immediate disclosure in the prospectus or any required regulatory documents by supplement, including material changes to its structure or ownership, to investment personnel, to investment style or management, or otherwise (“Changes”), and at the time of notification to the Fund by the Portfolio Manager of such Changes, the Fund is not generating a supplement for other purposes or the Fund does not wish to add such Changes to a pending supplement. However, such changes will not be unreasonably withheld by the Investment Adviser from a pending supplement. In the event two or more portfolio managers each require a supplement simultaneously, the expense of each supplement will be shared pro rata with such other portfolio manager(s) based upon the number of pages required by each such portfolio manager.
        13. The following paragraph is hereby added to Section 13:
          Except as provided in Section 14 and as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Portfolio Manager agrees that the Fund and the Investment Adviser, any affiliated person thereof, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Fund or Investment Adviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services

Amdmt No. 7 to MFS Portfolio Management Agmt	6

rendered under this Agreement, except by reason of the Fund’s or Investment Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of reckless disregard of the Fund’s or Investment Adviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, the Fund or Investment Adviser may be liable to the Portfolio Manager for acts of good faith and nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Fund or Investment Adviser may have under federal or state securities laws.
        14. Section 14(a)(ii) is hereby replaced with the following and current Section 14(a)(ii) is renumbered to 14(a)(iii):
          (ii) are based upon the Portfolio Manager’s breach of any provision of this Agreement, including breach of any confirmation, representation, warranty or undertaking, or
        15. Section 14(b)(ii) is hereby replaced with the following and current Section 14(b)(ii) is renumbered to 14(b)(iii):
          (ii) are based upon the Investment Adviser’s breach of any provision of this Agreement, including breach of any confirmation, representation, warranty or undertaking, or
        16. In the last paragraph of Section 15, the last sentence is hereby replaced with the following:
          In the event this Agreement is terminated or is not approved in the manner described above (i) Fund Manager agrees to provide all reports, certification and assistance called for pursuant to Sections 2(l), 2(h), 2(m), Paragraphs A2, A1 and A4 under Section 2 (in Amendment No. 4 to the Agreement dated November 7, 2005), and Section 2.2 (in Amendment No. 5) within 30 business days of termination; and (ii) the Sections or Paragraphs numbered 2(g) for a period of six years, and 2(i), 2.6 (in Amendment No. 5), 2(n), 9, 10, 13, 14, 15, 16, 17, 18, 19 and 20 of this Agreement as well as any applicable provision of this Paragraph numbered 15 shall remain in effect.
        17. Section 18 is hereby replaced with the following:
          Notices. All notices, consents, waivers, and other communications (“Communications”) under the Agreement, as amended, shall be in writing and deemed given upon (a) delivery to the applicable party via hand delivery service or a reliable nationally recognized overnight delivery service, each of which shall provide evidence of receipt to the applicable parties at the addresses noted below and (b) a copy of the Communications is sent via email to the email addresses noted below.
A.	if to the Portfolio Manager, to:
MFS Investment Management

111 Huntington Avenue

Boston, MA 02199

Amdmt No. 7 to MFS Portfolio Management Agmt	7

Facsimile transmission number: (617) 954-7770

Attention: Legal Department, Brian Langenfeld

And a copy to Email: blangenfeld@mfs.com
B.	if to the Investment Adviser, to:
Pacific Life Fund Advisors LLC

700 Newport Center Drive

Newport Beach, CA 92660

Attention: Robin S. Yonis

Email: Robin.Yonis@PacificLife.com

Telephone number: 949-219-6767

And a copy email to: LegalNotifications@PacificLife.com
C.	if to the Trust, to:
Pacific Select Fund

c/o Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, CA 92660

Attention: Robin S. Yonis

Email: Robin.Yonis@PacificLife.com

Telephone number: 949-219-6767

And a copy email to: LegalNotifications@PacificLife.com
        18. Section 19(a) is hereby amended by adding the following sentence to the end of the current section:
          The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of California for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts.
        19. A new Section 19(f) is hereby added as follows after Section 19(e):
          (f) Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.
        20. A new Section 20 is hereby added as follows after Section 19:
          Confidentiality. In addition to other provisions of this Agreement related to confidentiality obligations of the parties, each party shall treat all non-public information

Amdmt No. 7 to MFS Portfolio Management Agmt	8

about another party to this Agreement as confidential, proprietary information of such other party (“Confidential Information”). Such Confidential Information includes but is not limited to information about business operations, Fund portfolio holdings, business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Each party shall use Confidential Information only in furtherance of the purposes of this Agreement, limit access to the Confidential Information within its organization to those employees who reasonably require access to such Confidential Information and shall not disclose such Confidential Information to any third parties except as expressly provided for in this Agreement, and otherwise maintain policies and procedures reasonably designed to prevent disclosure of the Confidential Information. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, (iii) was known to the applicable party at the time of the disclosure or (iv) is authorized in writing by the party whose Confidential Information is to be disclosed. Further, the parties are authorized to disclose Confidential Information if required by law or regulatory authorities having jurisdiction. The disclosing party shall, if permitted by applicable law, notify the other party of such disclosure as soon as reasonably practicable.

Amdmt No. 7 to MFS Portfolio Management Agmt	9

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: VP, Fund Advisor Operations		Title: Vice President & Assistant Secretary

MASSACHUSETTS FINANCIAL SERVICES COMPANY dba MFS INVESTMENT MANAGEMENT

By:	/s/ Robert J Manning
Name: Robert J. Manning
Title: Chief Executive Officer

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Vice President		Title: Vice President & Assistant Secretary

Amdmt No. 7 to MFS Portfolio Management Agmt	10

Exhibit A
PACIFIC SELECT FUND
FEE SCHEDULE
Effective: May 1, 2013
Portfolio: International Large-Cap Portfolio
The Investment Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the International Large-Cap Portfolio according to the following calculations:
(a)

Rate%	Break Point (assets)

0.425%	on the first $750 million of the Combined Assets as defined below

0.375%	on the next $750 million of the Combined Assets

0.325%	on the next $1.5 billion of the Combined Assets

0.300%	on Combined Assets above $3 billion
(b) Multiplied by the ratio of the International Large-Cap Portfolio’s average daily net assets over the Combined Assets.
For purposes of the above calculation, “Combined Assets” means the sum of the average daily net assets of the International Large-Cap Portfolio of the Pacific Select Fund and the average daily net assets of the PL International Large-Cap Fund of Pacific Life Funds. Assets are combined only while the Portfolio Manager is managing both portfolios. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the International Large-Cap Portfolio.
Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.
A-1

Portfolio: Growth Portfolio
The Investment Adviser will pay to the Portfolio Manager a monthly fee for its services for the above noted Portfolio based on:
(a) The annual percentage of the combined* average daily net assets of the Growth Portfolio of Pacific Select Fund (“PSF”) and the PL Growth Fund of Pacific Life Funds according to the following schedule:

Rate%	Break Point (assets)

0.375%	on the first $250 million

0.325%	on the next $250 million

0.30%	on the next $250 million

0.275%	on the next $250 million

0.25%	on the next $500 million

0.225%	on assets over $1.5 billion
(b) Multiplied by the ratio of the PSF Growth Portfolio’s average daily net assets over the combined average daily net assets of the PSF Growth Portfolio and the PL Growth Fund of Pacific Life Funds.
*Assets are combined only while the Portfolio Manager is managing both portfolios. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the PSF Growth Portfolio.
Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.
A-2